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EXHIBIT 99.2

EDITORIAL CONTACT:                           COMPANY CONTACT:
Tamara Polahar                               Mike Wodopian
Public Relations Manager                     VP Business Development
(916) 854-4336                               (916) 854-1113
email: tpolahar@level1.com                   email: mwodopian@level1.com
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    LEVEL ONE COMMUNICATIONS COMPLETES ACQUISITION OF ACCLAIM COMMUNICATIONS

 ACQUISITION OF INTEGRATED LAN/WAN SWITCHING AND ROUTING STRENGTHENS LEADERSHIP
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                      IN 10/100 TRANSCEIVERS AND REPEATERS
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SACRAMENTO, CALIF. -- July 6, 1998 -- Level One Communications, Inc. [Nasdaq:
LEVL], announced today that it has closed on the previously announced acquisition of Acclaim Communications, Inc. located in San Jose, California. Acclaim is a provider of Layer 2/3/4 Fast Ethernet and Gigabit Ethernet switches and Integrated Multi Service Access Products. The acquisition will be recognized as a pooling of interests transaction and is expected to be accretive to 1999 financial results.

This acquisition provides Level One with high performance multi-layer switching and routing silicon technology that will be integrated with Level One's silicon portfolio for networking solutions. In addition, Acclaim's LAN/WAN routing and switching ASICs, which enable transmission of voice, data, and video over the Internet or over data networks such as Frame Relay and ATM, complement Level One's existing telecom product portfolio. Level One will continue to work with and support Acclaim's customers for existing products with a focus towards becoming the first vendor to provide advanced Networking Systems-on-Silicon for the Intranet and Internet infrastructures.

LEVEL ONE COMMUNICATIONS, INC.

Level One Communications (Nasdaq: LEVL), a leader in communications IC technology, provides silicon connectivity solutions for high-speed telecom and networking applications. These components are critical connecting links in today's telecommunication and data communication (LAN/WAN) networks and are the key building blocks for the Intranets and Internets of the future. Level One combines its strengths in analog and digital circuit design with its communications systems expertise to produce mixed-signal solutions with increased functionality and greater reliability, resulting in lower total system cost. Level One Communications, Inc. is ISO 9001 registered, illustrating the company's commitment to world-class standards and providing high quality products.

Company headquarters are located at 9750 Goethe Road, Sacramento, CA 95827. For information on the company and its products, visit its site on the World Wide Web at HTTP://WWW.LEVEL1.COM

(C) 1998 Level One Communications, Inc., Level One, the Level One logo are
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registered trademarks of Level One Communications. Any other product names
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mentioned herein are the property of their respective owners.
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